Exhibit 2.2

BUSINESS TRANSFER AND INDEMNITY AGREEMENT

by and between

GOLD PARTY PAYDAY, INC.,

a Delaware corporation,

and

Tatum L. Morita

Dated:  As of May 14, 2014

BUSINESS TRANSFER AND INDEMNITY AGREEMENT

THIS BUSINESS TRANSFER AND INDEMNITY AGREEMENT (this “Agreement”), dated as of May 14, 2014, is entered into by and between Gold Party Payday, Inc., a Delaware corporation (“Company” or “GPAY”), and Tatum L. Morita, an individual resident of the State of Kentucky (“Buyer”), and is made with reference to the following matters:

RECITALS

A.            GPAY, a development stage company that organizes events and parties in which guests bring their unwanted jewelry, scrap gold and silver, coins and other gold and silver items to sell to GPAY, which then resells the purchased items to refineries as scrap.

B.            The business, operations and financial condition of GPAY are further described and presented in the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2013, and in the Company's most recent quarterly reports on Form 10-Q for the periods ended December 31, 2013 and March 31, 2014 (the “Periodic Reports”) as filed with the Securities and Exchange Commission (“SEC”) on December 12, 2013 and February 3, 2014, and May 9, 2014, respectively (the “GPAY Business”).

C.            The Company has entered into that certain Merger Agreement (the “Merger Agreement”), dated as of May ___, 2014, with Canada Cannabis Corp., an Ontario corporation (“CCC”), and 2418146 Ontario Inc., an Ontario corporation wholly owned by Company (“Acquisition Sub”), pursuant to which GPAY will acquire all outstanding capital stock of CCC pursuant to the terms of the Merger Agreement solely in exchange for common stock of GPAY and CCC will amalgamate with Acquisition Sub (the “Amalgamation”).

D.            It is a covenant under the Merger Agreement that upon or prior to the execution of the Merger Agreement, that Buyer execute and deliver to Company this Agreement pursuant to which, upon or following effectiveness of the Amalgamation (the “Amalgamation Effective Date”), (i) Company will sell to Buyer and Buyer will acquire from Company all of the GPAY Business, including 100 % of the membership interest in Gold Party Payday, LLC, (ii) Buyer will sell to Company and Company will acquire from the Buyer all of the shares of GPAY directly or indirectly held by Buyer, in the total amount of 4,000,000 shares of common stock as of the date hereof (the “Indemnity Shares”); (iii) Company will pay to Buyer an aggregate of $361,650; (iv) the shareholder loans in the amount of $7,100, all of which are owed by Company to Buyer and are reflected on the Company balance sheet filed with the Company’s Periodic Reports (collectively, the “Shareholder Loan”), shall be deemed paid in full; (v) Company and the company formed by the amalgamation of CCC and Acquisition Sub (“Amalco”) will jointly and severally indemnify and hold harmless Buyer from all liabilities incurred after the Closing Date; and (vi) Buyer will indemnify and hold harmless each of Company and Amalco for any and all liabilities of GPAY in existence, arising during, or relating to the period prior to the Closing Date (such liabilities being, the “Indemnified Liabilities”).

E.             Buyer has received or will receive a substantial benefit from the consummation of the Amalgamation.

F.             It is the express intent of the parties hereto that Amalco shall be a third-party beneficiary of Buyers' obligations in respect of the Indemnified Liabilities under this Agreement as if Amalco was a party to this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein and for such other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1           Specific Definitions.  When used in this Agreement, the following terms shall have the following meanings:

“Affiliate” shall mean, with respect to any Person (i) a Person directly or indirectly controlling, controlled by or under, control with such Person, (ii) a Person owning or controlling 10% or more of the outstanding voting securities of such Person or (iii) an officer, director, general partner, member or manager of such Person, or a member of the immediate family of an officer, director, general partner, member or manager of such Person.  When the Affiliate is an officer, director, partner or manager of such Person or a member of the immediate family of an officer, director, general partner, member or manager of such Person, any other Person for which the Affiliate acts in that capacity shall also be considered an Affiliate.  For these purposes, control means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

“Agreement” shall mean this Business Transfer And Indemnity Agreement, including all schedules thereto, as the same may hereafter be amended, modified or supplemented from time to time.

“Applicable Law” shall mean, with respect to any Person, any domestic or foreign, Federal, state or local statute, law, ordinance, rule, administrative interpretation, regulation, order, writ, injunction, directive, judgment, decree or other requirement of any Authority applicable to such Person or any of its Affiliates or ERISA Affiliates or any of their respective properties, assets, officers, directors, general partners, managers, employees, consultants or agents (in connection with such officer’s, director’s, general partner’s, manager’s, employee’s, consultant’s or agent’s activities on behalf of such Person or any of its Affiliates or ERISA Affiliates).

“Indemnified Liabilities” shall have the meaning specified in paragraph D of Recitals.

“Authority” shall mean any governmental, regulatory or administrative body, agency or authority, any court or tribunal of judicial authority, any arbitrator or any public, private or industry regulatory authority, whether Federal, state, local or foreign.

“Business Day” shall mean a day other than a Saturday, Sunday or other day on which commercial banks in Toronto, Ontario are authorized or required by Applicable Law to close.

“Buyer”  shall have the meaning set forth in the introductory paragraph of this Agreement.

“Buyer Documents” shall mean this Agreement and all other agreements, instruments and certificates to be executed and delivered by Buyer in connection with this Agreement.

“CCC Documents” shall mean all agreements, instruments and certificates to be executed by CCC in connection with this Agreement.

“Closing” shall mean the consummation of the transactions contemplated in this Agreement.

“Closing Date” shall mean the date upon which the Closing occurs.

“Code” shall mean the Internal Revenue Code of 1986, as the same may hereafter be amended from time to time.  Any reference to a specific section of the Code shall refer to the cited provisions as the same may be subsequently amended from time to time, as well as to any successor provision(s).

“Company” shall have the meaning set forth in the introductory paragraph hereof.

“Company Documents” shall mean this Agreement and all other agreements, instruments and certificates to be executed by Company in connection with this Agreement.

“Company Indemnified Parties” shall have the meaning specified in Section 8.2.

“Contracts” of a Person shall mean all contracts, agreements, warranties, guaranties, indentures, bonds, options, leases, subleases, easements, mortgages, plans, collective bargaining agreements, licenses, commitments or binding arrangements of any nature whatsoever, express or implied, written or unwritten, and all amendments thereto, entered into or binding upon that Person or to which any property of that Person may be subject.

“Effective Time” shall mean 12:01 a.m. Toronto, Ontario time on the Closing Date.

“GPAY Business” shall have the meaning specified in paragraph B of Recitals.

“Indemnity Shares” shall have the meaning specified in paragraph D of Recitals.

“Lien” shall mean any lien, encumbrance, pledge, mortgage, security interest, lease, charge, conditional sales contract, option, restriction, reversionary interest, right of first refusal, voting trust arrangement, preemptive right, claim under bailment or storage contract, easement or any other adverse claim or right whatsoever.

“Losses” shall mean all damages, awards, judgments, assessments, fines, sanctions, penalties, charges, costs, expenses, payments, Taxes, diminutions in value and other losses, however suffered or characterized, all interest thereon, all costs and expenses of investigating any claim, lawsuit or arbitration and any appeal therefrom, all actual attorneys’, accountants’ investment bankers’ and expert witness’ fees incurred in connection therewith, whether or not such claim, lawsuit or arbitration is ultimately defeated and, subject to ARTICLE VIII, all amounts paid incident to any compromise or settlement of any such claim, lawsuit or arbitration.

“Order” shall mean any decree, order, judgment, writ, award, injunction, rule or consent of or by an Authority.

“Person” shall mean any entity, corporation, company, association, joint venture, joint stock company, partnership, trust, organization, individual (including personal representatives, executors and heirs of a deceased individual), nation, state, government (including agencies, branches, departments, bureaus, boards, divisions and instrumentalities thereof), trustee, receiver or liquidator, as well as any syndicate or group that would be deemed to be a Person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

“Predecessor” shall mean, with respect to Company, Gold Party Payday, LLC, a California limited liability company, and any other predecessor Persons to Company that carried out the GPAY Business in any form.

“Tax” shall mean any federal, state, local or foreign tax, charge, fee, levy, deficiency or other assessment of whatever kind or nature (including without limitation, any net income, gross income, gross receipts, sales, use, value added, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, unemployment, excise, estimated, severance, stamp, occupation, real property, personal property, intangible property, occupancy, recording, minimum, environmental and windfall profits tax, including any liability therefor as a transferee (including without limitation under Section 6901 of the Code or any similar provision of Applicable Law), as a result of Treasury Regulation Section 1.1502-6 or any similar provision of Applicable Law, or as a result of any tax sharing or similar agreement, together with any interest, penalty, addition to tax or additional amount imposed by any Tax Authority.  “Taxing” and Taxable” shall have the correlative meanings.

“Transfer Taxes” shall mean all Taxes (other than Taxes measured on or by net income) incurred or imposed upon Buyer or Company by reason of the transfers made pursuant to this Agreement, including sales and use taxes, real property transfer taxes, excise taxes, and stamp, documentary, filing, recording, permit, license, registration or authorization duties or fees (including penalties and interest in respect of any of the foregoing).

1.2            Interpretation; Construction.  References in this Agreement to “Articles,” “Sections” and “Schedules,” shall be to the Articles, Sections and Schedules of this Agreement, unless otherwise specifically provided; where the context or construction requires, all words applied in the plural shall be deemed to have been used in the singular, and vice versa; the masculine shall include the feminine and neuter, and vice versa; and the present tense shall include the past and future tense, and vice versa; the words “herein”, “hereof” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement; and except as otherwise specified in this Agreement, all references in this Agreement (a) to any Person shall be deemed to include such Person’s permitted heirs, personal representatives, successors and assigns, (b) to any agreement, any document or any other written instrument shall be a reference to such agreement, document or instrument together with all schedules, attachments and appendices thereto, and in each case as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof prior to the Effective Time and (c) to any law, statute or regulation shall be deemed references to such law, statute or regulation as the same may be supplemented, amended, consolidated, superseded or modified from time to time prior to the Effective Time.

ARTICLE II

SALE AND PURCHASE OF EQUITY INTERESTS

2.1           Transfer of GPAY Business.  On the terms and subject to the conditions set forth in this Agreement and in reliance upon the representations and warranties of the parties hereto, at the Closing, Company shall sell, transfer, convey, assign and deliver to Buyer, and Buyer shall purchase, acquire and accept from Company, all of the GPAY Business.

2.2           Purchase Price and Other Consideration.  In exchange for the GPAY Business, Buyer shall (i) assume all liabilities, obligations and costs of the GPAY Business that are owing, existing, contingent, or which have arisen or may have arisen through the Closing Date since inception of the Company and its earliest Predecessors, (ii) indemnify and hold harmless each of Company and Amalco from any and all costs, expense or claims or other losses incurred thereby with respect to any matter of any nature that has or have arisen or may be claimed to have arisen from the date of the inception of the Company and its earliest Predecessors through the Closing Date in accordance with the terms of this Agreement, (iii) shall transfer and deliver the Indemnity Shares to the Company, and (iv) the Shareholder Loan shall be deemed paid in full (collectively, the foregoing are the “GPAY Business Consideration”).  In exchange for the GPAY Business Consideration, the Company shall (i) deliver to the Buyer the GPAY Business, together with all assets and liabilities related thereto and 100% of the membership interest in Gold Party Payday, LLC, (ii) deliver to the Buyer $361,650 and (iii) jointly and severally with Amalco, indemnify and hold harmless Buyer from any and all costs, expense or claims or other losses incurred thereby with respect to any matter of any nature that has or have arisen or may be claimed to have arisen after the Closing Date in accordance with the terms of this Agreement (collectively with the GPAY Business, the membership interest in Gold Party Payday, LLC, and the cash payment, the “Purchase Indemnity Consideration”).

2.3           Transfer Taxes.  All Transfer Taxes imposed by any Tax Authority with respect to the transfer of the GPAY Business (if any) shall be duly and timely paid by Buyer, who shall also duly and timely file all Tax Returns in connection with such Transfer Taxes.  Buyer shall give a copy of each such Tax Return to Company for its review with sufficient time for comments prior to filing, and shall give Company a copy of such Tax Return as filed, together with proof of payment of the Transfer Tax shown thereon, promptly after filing.

ARTICLE III

CLOSING

3.1           Time and Place.  The Closing shall take place on the Amalgamation Effective Date or, at the mutual agreement of the parties, such later Business Day when all of the conditions precedent to each party’s obligations hereunder have been satisfied or waived and each of the parties hereto shall have received the respective consideration due to such party hereunder.  Notwithstanding the foregoing, the Closing shall be deemed to be effective as of the Amalgamation Closing Date.

3.2           Transactions at the Closing.  At the Closing, the following shall occur:

(a)           On the terms and subject to the conditions of this Agreement, Buyer shall deliver to Company each of the items and other related appropriate documents comprising the GPAY Business Consideration;

(b)           Company shall deliver assignments and other appropriate documents of transfer to Buyer relating to the GPAY Business and shall deliver the Purchase Indemnity Consideration to the Buyer;

(c)           Company and Buyer shall deliver, or cause to be delivered, to each other any and all other assignments, documents, instruments and conveyances as may be reasonably requested to effect the consummation of the transactions contemplated by this Agreement to evidence Buyer’s interest in and title to the GPAY Business, Company's acquisition of the Indemnity Shares and the payment in full of the Shareholder Loan.

The foregoing transactions shall be deemed to occur promptly after the Closing.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF COMPANY

Company represents and warrants to Buyer that:

4.1           Authority to Execute and Perform Agreements.  Company has the right, power and authority to enter into, execute and deliver this Agreement and all other Company Documents and to transfer, convey and sell to Buyer at the Closing the GPAY Business under the terms of this Agreement.

4.2           Due Authorization; Enforceability.  Company has taken all actions necessary to authorize the execution and delivery of this Agreement and the performance of the obligations under this Agreement and all other Company Documents.  This Agreement and all other Company Documents have been duly and validly executed by Company and (assuming the due authorization, execution and delivery of Buyer) constitute the legal, valid and binding obligation of Company, enforceable against such Company in accordance with their terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Applicable Laws affecting creditors’ rights generally or by general equitable principles affecting the enforcement of contracts.

4.3           No Broker.  No financial advisor, broker, finder, agent or similar intermediary has acted for or on behalf of Company in connection with this Agreement or the transactions contemplated herein, and no financial advisor, broker, finder, agent or similar intermediary is entitled to any broker’s or finder’s or similar fee or other commission in respect of such transactions based on any agreement, arrangement or understanding with Company or any action taken by Company.

ARTICLE V

REPRESENTATIONS AND WARRANTIES
OF BUYER REGARDING COMPANY AND GPAY BUSINESS

Buyer represents and warrants to Company, for the benefit of Company and Amalco:

5.1           Authority; Due Authorization.

(a)           Authority to Execute and Perform Agreements.  Buyer has all requisite power, authority and approvals required to enter into, execute and deliver this Agreement and all of the other Buyer Documents and to perform fully Buyer’s obligations hereunder and thereunder.

(b)           Due Authorization; Enforceability.  Buyer has taken all individual and corporate actions necessary to authorize Buyer to enter into and perform fully his obligations under this Agreement and all of the other Buyer Documents to be executed by her and to consummate the transactions contemplated herein and therein.  This Agreement has been duly and validly executed by the Buyer and (assuming due authorization, execution and delivery by Company) constitutes the legal, valid and binding obligation of Buyer, enforceable against the Buyer in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Applicable Laws affecting creditors’ rights generally or by general equitable principles affecting the enforcement of contracts.

5.2           Certain Merger Agreement Representations and Warranties  Buyer hereby represents and warrants, for its own account, the representations and warranties made by, or in respect of, Company pursuant to Sections 4.06(e), 4.07(f), and 4.09 of the Merger Agreement, as if such representations and warranties are expressly set forth herein.

ARTICLE VI

CONDITIONS PRECEDENT TO THE OBLIGATION
OF EACH PARTY TO CLOSE

The obligations of Company and Buyer to consummate the transactions contemplated herein shall be subject to the fulfillment, at or prior to the Closing, of each of the conditions set forth below (any of which may be waived by the parties in whole or in part):

6.1           No Action or Proceeding.  The consummation of the transactions contemplated herein shall not violate any Applicable Law.  Further, no temporary restraining Order, preliminary or permanent injunction, cease and desist Order or other legal restraint preventing the consummation of the transactions contemplated herein, or imposing material damages in respect thereof, shall be in effect, nor shall there be any action or proceeding pending or threatened by any Person which seeks any of the foregoing or seeks to impose conditions which would be materially burdensome upon the business of Company and which presents a substantial risk that the relief sought will be granted.

6.2           Effectiveness of Amalgamation.  With respect to Amalco, a certificate of amalgamation has been issued by the director appointed by the Minister of Consumer and Business Services to carry out the duties and exercise the powers under the Business Corporations Act (Ontario), as amended, including the regulations promulgated thereunder, making effective the Amalgamation.

6.3           Representations and Warranties of Company and CCC .  In the case of Buyer’s obligation to consummate the transaction contemplated herein, the representations and warranties of Company contained in this Agreement shall have been true and correct when made and shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, other than such representations and warranties as are made as of another specified date, which shall be true and correct as of such date, provided, however, that if any portion of any representation or warranty is already qualified by materiality, for purposes of determining whether this Section 6.3 has been satisfied, that portion of such representation or warranty as so qualified must be true and correct in all respects.

6.4           Representations and Warranties of Buyer and Company.  In the case of Company’s obligation to consummate the transaction contemplated herein, the representations and warranties of Buyer contained in this Agreement and in each other Buyer Document shall have been true and correct when made and shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, other than such representations and warranties as are made as of another specified date, which shall be true and correct as of such date, provided, however, that if any portion of any representation or warranty is already qualified by materiality, for purposes of determining whether this Section 6.4 has been satisfied, that portion of such representation or warranty as so qualified must be true and correct in all respects.

6.5           Performance of Covenants of Company and CCC.  In the case of Buyer’s obligation to consummate the transaction contemplated herein, each obligation of Company to be performed by Company on or before the Closing Date pursuant to the terms of this Agreement shall have been duly performed on or before the Closing Date.

6.6           Performance of Covenants of Buyer and Company.  In the case of Company’s obligation to consummate the transaction contemplated herein, each obligation of Buyer to be performed by Buyer on or before the Closing Date pursuant to the terms of this Agreement shall have been duly performed on or before the Closing Date.

ARTICLE VII

INDEMNIFICATION

7.1           Indemnification by Company and Amalco.  Company and Amalco shall indemnify, defend and hold harmless Buyer, from and against any and all Losses which may be incurred or suffered by Buyer and which may arise out of or result from:

(a)           any breach of any representation, warranty, covenant or agreement of Company contained in this Agreement;

(b)           all activities, actions, liabilities and omissions to act of Company (including for purposes hereof, and Company’s respective Affiliates, stockholders, members, partners, directors, officers, managers, employees, agents, attorneys and representatives) arising after the Closing; and

(c)           any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses, including, without limitation, reasonable legal fees and expenses, incurred in enforcing this indemnity and the indemnity obligations of Company and Amalco set forth elsewhere in this Agreement.

8.2           Indemnification by Buyer.  Buyer shall indemnify, defend and hold harmless (i) Company and Amalco (collectively, the “Company Indemnified Parties”), from and against any and all Losses which may be incurred or suffered by any Company Indemnified Party and which may arise out of or result from:

(a)           any breach of any representation, warranty, covenant or agreement of Buyer contained in this Agreement;

(b)           all activities, actions, liabilities and omissions to act of Company (including for purposes hereof, and Company’s respective Affiliates, stockholders, members, partners, directors, officers, managers, employees, agents, attorneys and representatives) arising prior to the Closing, regardless of whether or not any Loss related to any such activity, action, liability or omission to act shall occur after the Closing; and

(c)           any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses, including, without limitation, reasonable legal fees and expenses, incurred in enforcing this indemnity and the indemnity obligations of Buyer set forth elsewhere in this Agreement.

7.2           Survival of Representations and Covenants of Buyers .  Notwithstanding anything to the contrary contained herein and regardless of any investigation by any Company Indemnified Party, CCC and the other Company Indemnified Parties shall have the right to rely fully upon the representations, warranties, covenants and agreements of the Buyer contained in this Agreement.  Each representation, warranty, covenant and agreement of Buyer contained herein shall survive the execution and delivery of this Agreement and the Closing, and shall thereafter terminate and expire on the date that is one (1) year after the Closing.

ARTICLE VIII

TERMINATION; REMEDIES

8.1           Termination.  This Agreement may be terminated at any time prior to the Closing:

(a)           by the mutual written consent of the parties hereto; or

(b)           by Buyer, on the one hand, or by Company, on the other hand, if the Closing shall not have occurred by June 15, 2014; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to any party or parties whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date; or

(c)           by Company, upon the breach in any material respect of any of the representations and warranties of Buyer contained herein or the failure by Buyer to perform and comply in any material respect with any of the agreements and obligations required by this Agreement to be performed or complied with by Buyer, provided that such breach or failure is not cured within 30 calendar days of Buyer’s receipt of a written notice from Company that such a breach or failure has occurred.

8.2           Effect of Termination.  In the event of the termination of this Agreement in accordance with Section 8.1, this Agreement shall become void and have no effect, with no liability on the part of any party or its Affiliates, directors, officers, employees, stockholders or agents in respect thereof; provided, however that nothing herein shall relieve any party hereto from liability for any breach of this Agreement.

8.3           Attorneys’ Fees.  If Company or Buyer shall bring an action against the other by reason of any alleged breach of any covenant, provision or condition hereof, or otherwise arising out of this Agreement, the unsuccessful party shall pay to the prevailing party all reasonable attorneys’ fees and costs actually incurred by the prevailing party, in addition to any other relief to which it may be entitled.

ARTICLE IX

NOTICES

9.1           Notices.  All notices, requests and other communications hereunder shall be in writing and shall be delivered by courier or other means of personal service (including by means of a nationally recognized courier service or professional messenger service), or sent by facsimile or mailed first class, postage prepaid, by certified mail, return receipt requested, in all cases, addressed to:

If to Company:

Gold Party Payday, Inc.
c/o Canada Cannabis Corp.
2368 Lakeshore Road West, Suite 205
Oakville ON L6L 1H5 Canada
Attention: Benjamin Ward

With a copy (which shall not constitute notice) to:

Thrasher, Liss & Smith, LLC
5 Concourse Parkway, Suite 2600
Atlanta, Georgia 30328
Attention: Grady Thrasher, Esq.
If to Buyer:

Tatum L. Morita
3189 Pepperhill Road
Lexington, Kentucky 40502

With a copy (which shall not constitute notice) to:

Olshan Frome Wolosky LLP
Park Avenue Tower
65 East 55th Street
New York, New York 10022
Attention: Spencer Feldman, Esq.

All notices, requests and other communications shall be deemed given on the date of actual receipt, delivery or refusal as evidenced by written receipt, acknowledgement or other evidence of actual receipt or delivery to the address specified above.  In case of service by facsimile, a copy of such notice shall be personally delivered or sent by registered or certified mail, in the manner set forth above, within three Business Days thereafter.  Any party hereto may from time to time by notice in writing served as set forth above designate a different address or a different or additional Person to which all such notices or communications thereafter are to be given.

ARTICLE X

MISCELLANEOUS

10.1          Further Assurances.  Each of the parties shall use its reasonable and diligent best efforts to proceed promptly with the transactions contemplated herein, to fulfill the conditions precedent for such party’s benefit or to cause the same to be fulfilled and to execute such further documents and other papers and perform such further acts as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated herein.

10.2          Modifications and Amendments; Waivers and Consents.  At any time prior to the Closing Date or termination of this Agreement, Buyer, on the one hand, and Company, provided that it has obtained the prior written consent of CCC, on the other hand, may, by written agreement:

(a)           modify or amend the provisions of this Agreement;

(b)           extend the time for the performance of any of the obligations or other acts of the other parties hereto;

(c)           waive any inaccuracies in the representations and warranties made by the other parties contained in this Agreement or any other agreement or document delivered pursuant to this Agreement; and/or

(d)           waive compliance with any of the covenants or agreements of the other parties contained in this Agreement.  However, no such waiver shall operate as a waiver of, or estoppel with respect to, any subsequent or other failure.  Whenever this Agreement requires or permits a waiver or consent by or on behalf of any party hereto, such waiver or consent shall be given in writing.

10.3          Entire Agreement.  This Agreement (including any Schedules hereto) and the agreements, documents and instruments to be executed and delivered pursuant hereto or referred to herein are intended to embody the final, complete and exclusive agreement among the parties with respect to the purchase of the GPAY Business and related transactions; are intended to supersede all prior agreements, understandings and representations written or oral, with respect thereto; and may not be contradicted by evidence of any such prior or contemporaneous agreement, understanding or representation, whether written or oral.

10.4          Expenses of Sale.  Each of the parties hereto shall bear her or its own direct and indirect expenses incurred in connection with the negotiation and preparation of this Agreement and the consummation and performance of the transactions contemplated herein and therein.

10.5          Governing Law and Venue.

 (a)           This Agreement is to be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed wholly within the State of Delaware, and without regard to the conflicts of laws principles thereof.

 (b)           Any suit brought hereon against Buyer or Company, whether in contract, tort, equity or otherwise, shall be brought in the state or federal courts sitting in Wilmington, Delaware, with the parties hereto hereby waiving any claim or defense that each such forum is not convenient or proper.  Each party hereby agrees that any such court shall have in personam jurisdiction over it, consents to service of process in any manner authorized by Delaware law, and agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner specified by law.

10.6          Assignment.  This Agreement shall be binding upon, shall inure to the benefit of, and shall be enforceable by the parties hereto and their permitted successors and assigns.

10.7          Counterparts.  This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original of the party or parties who executed such counterpart but all of which together shall constitute one and the same instrument.  In making proof of this Agreement it shall not be necessary to produce or account for more than one counterpart evidencing execution by each party hereto. Delivery of an executed counterpart of a signature page to this Agreement or any related document executed in connection with this Agreement by facsimile or electronically shall be as effective as delivery of a manually executed counterpart of any such agreement.

10.8          Section Headings.  The section headings of this Agreement are for convenience of reference only and shall not be deemed to alter or affect any provision hereof.

10.9          Severability.  In the event that any provision or any part of any provision of this Agreement shall be void or unenforceable for any reason whatsoever, then such provision shall be stricken and of no force and effect.  However, unless such stricken provision goes to the essence of the consideration bargained for by a party, the remaining provisions of this Agreement shall continue in full force and effect, and to the extent required, shall be modified to preserve their validity.

10.10        No Third-Party Rights.  Except as otherwise set forth in this Agreement, including the recitals hereto, which are incorporated into this Agreement as if fully set forth in the body of the Agreement, no rights or remedies under or by reason of this Agreement shall be conferred on any Persons other than the parties hereto and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third Persons to any party to this Agreement, nor shall any provision give any third Persons any right of subrogation over or action against any party to this Agreement.

10.11        Construction.  The language in all parts of this Agreement shall in all cases be construed simply, according to its fair meaning, and not strictly for or against any of the parties hereto.  Without limitation, there shall be no presumption against any party on the ground that such party was responsible for drafting this Agreement or any part thereof.

10.12        Advice of Counsel.  Each party acknowledges that such party has consulted with or has had the opportunity to consult with and be represented by independent counsel of such party’s own choice concerning this Agreement, and each party acknowledges that such party has carefully read and fully understands this Agreement, is fully aware of the contents thereof and its meaning and legal effect, and has entered into it free from coercion, duress or undue influence.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

BUYER:

/S/ Tatum L. Morita
Tatum L. Morita, individually

COMPANY:

GOLD PARTY PAYDAY, INC., a Delaware corporation

By:	/S/ Tatum L. Morita
Name:	Tatum L. Morita
Title:	President & CEO